SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 13, 2007

NEXTERA ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-25995	95-4700410
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10 High Street, Boston,

Massachusetts 02110

(Address of Principal Executive Offices)

(617) 262-0055

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01  Regulation FD Disclosure.

Woodridge Labs, Inc. (“Woodridge Labs”), a wholly-owned subsidiary of Nextera Enterprises, Inc. (the “Company”), has voluntarily recalled all lots of its DermaFreeze365™ Instant Line Relaxing Formula (UPC Codes 6-05923-36501-6, 6-05923-36502-3 and 6-05923-10563-6) and DermaFreeze365™ Neck & Chest (UPC Code 6-05923-36503-0) products.  This recall was a result of certain products from two lots testing positive for the Pseudomonas aeruginosa bacteria, exposure to which may result in potential illness for persons who are immuno-compromised.  Woodridge Labs is working with the third party manufacturer of the affected products to identify the source of the contamination in order to ensure that DermaFreeze365™ Instant Line Relaxing Formula and Neck & Chest products will be safe for future use.

This issue was discovered during the Woodridge Labs’ routine testing process, the results of which were known to Woodridge Labs on March 12, 2007.  Woodridge Labs notified its retailers and distributors and the U.S. Food and Drug Administration on March 13, 2007 and is in the process of implementing a full retail/pharmacy recall of the affected products.  Woodridge Labs believes that the affected products contain a discoloration that is visible to the naked eye.

The Company is in the process of quantifying the economic impact of the recall and is in discussions with its retailers, lenders and key financing sources to address the Company’s increased liquidity requirements associated with the recall.  There can be no assurance that such discussions will be successful, in which case the financial condition of the Company may be materially adversely impacted.  The Company will make a provision for the recall in its consolidated financial statements as of and for the year ended December 31, 2006 to be filed in the Company’s Annual Report on Form 10-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXTERA ENTERPRISES, INC.

Date: March 14, 2007	By:	/s/ Antonio Rodriquez
Antonio Rodriquez
Chief Financial Officer